April 12, 2013

Oppenheimer Funds

6803 South Tucson Way

Centennial, CO 80112

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR TWO JOINT SPECIAL MeetingS of Shareholders on June 21, 2013

NA1 NA2 NA3 NA4	The control number below will allow you to access proxy information online for all your investments connected with this Special Shareholder Meeting. To access your proxy please logon to:
www.proxyonline.com

YOUR CONTROL NUMBER IS:

Dear Shareholder,

Notice is hereby given that two Joint Special Meetings of Shareholders of certain Oppenheimer Funds to be held at 6803 South Tucson Way, Centennial, Colorado, 80112, on June 21, 2013 at 1:00 p.m. and 2:00 p.m. Mountain Time, or as adjourned.

Shareholders of the Funds will be asked at the Meeting:

1.	To elect 12 Board Member Nominees.
2.	To approve changes in, or removal of, certain fundamental policies/investment objectives.
3.	To approve an Agreement and Plan of Reorganization that provides for the reorganization of each Fund that is a Maryland corporation or a Massachusetts business trust, as applicable, into a Delaware statutory trust.

The Board of the Funds unanimously recommends that you vote FOR each proposal.

This communication presents only an overview of the more complete proxy materials available to you on the Internet at www.proxyonline.com. We encourage you to access and review all of the important information contained in the proxy materials before voting.

Please go to www.proxyonline.com and enter the control number found in the box above. Once you have logged in you can view/download the letter, proxy statement and proxy card, request a copy of the proxy materials via e-mail or the U.S. Post Office, and vote your shares. You may choose to vote via the internet, by touchtone phone, or print the ballot and mail it in.

Please read the proxy materials carefully and vote your shares. If you should have any questions about this Notice or the proxy materials, please call (800) 331-5963 Monday through Friday between the hours of 9:00 a.m. and 10:00 p.m. Eastern Time.

Thank you in advance for your participation and for your investment.

By order of the Board

If you would like to receive a paper or electronic copy of the proxy material,

please see the reverse side for instructions.

SHAREHOLDER PRIVACY: To ensure your privacy there is no personal information required to view or request proxy materials and/or vote. The control number listed above is a unique identifier created for this proxy and this proxy only. It is not linked to your account number nor can it be used in any other manner other than this proxy.

REQUEST FOR PROXY MATERIALS

If you would like to receive a paper or electronic copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy using any of the options below. If you wish to receive a paper copy through the mail please make that request on or before June 12, 2013 to allow for timely delivery. If you request to receive an electronic copy please do so by June 18, 2013.

By Internet

Go to www.proxyonline.com and enter the control number found in the box on the upper right hand corner of the reverse side. Once you have logged in you may request a copy of the proxy materials to be sent to your email address or to your home, your choice.

You may also elect to receive all future proxy materials from the Oppenheimer via the U.S. Post Office or e-mail.

By Phone

You can request either an electronic copy or hardcopy of the proxy materials by calling toll-free (800) 331-5963 and reference the control number listed above. Representatives are available Monday through Friday between the hours of 9:00 a.m. to 10:00 p.m. Eastern Time.

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BY E-MAIL

To request a copy of the proxy material, please send an e-mail with your control number in the subject line to the address noted below:

For a paper copy: paperproxy@proxyonline.com

For an electronic copy: emailproxy@proxyonline.com

To elect to receive all future proxy materials via the referenced delivery method, please type “Permanent Request” in the body of the e-mail.

Today we begin mailing and emailing materials for the largest proxy effort OppenheimerFunds has ever undertaken.  The New York Board Funds (listed below) are requesting shareholders vote on:

•	Election of Board Member nominees
•	Approval to change, or remove, certain fundamental policies/investment objectives
•	Approval of an Agreement and Plan of Reorganization that provides for the reorganization of a Fund from a Maryland corporation or Massachusetts business trust, as applicable, into a Delaware statutory trust

As an employee, you may own shares and may have family members who benefit from NAV investing in one or more of these Funds.  Please ensure these shares are voted when the proxy materials are received.  This is an important initiative to modernize Fund policies, and your efforts can help us meet the objective and manage costs.

Funds Included in the Proxy:

Oppenheimer AMT-Free Municipals

Oppenheimer California Municipal Fund

Oppenheimer Capital Appreciation Fund

Oppenheimer Developing Markets Fund

Oppenheimer Discovery Fund

Oppenheimer Equity Income Fund, Inc.

Oppenheimer Flexible Strategies Fund

Oppenheimer Global Fund

Oppenheimer Global Allocation Fund

Oppenheimer Global Multi Strategies Fund

Oppenheimer Global Opportunities Fund

Oppenheimer Global Value Fund

Oppenheimer Gold & Special Minerals Fund

Oppenheimer Institutional Money Market Fund

Oppenheimer International Diversified Fund

Oppenheimer International Growth Fund

Oppenheimer International Small Company Fund

Oppenheimer International Value Fund

Oppenheimer Limited Term California Municipal Fund

Oppenheimer Master International Value Fund, LLC

Oppenheimer Money Market Fund, Inc.

Oppenheimer New Jersey Municipal Fund

Oppenheimer Pennsylvania Municipal Fund

Oppenheimer PS: Active Allocation Fund

Oppenheimer PS: Conservative Investor Fund

Oppenheimer PS: Equity Investor Fund

Oppenheimer PS: Moderate Investor Fund

Oppenheimer Real Estate Fund

Oppenheimer Rising Dividends Fund

Oppenheimer Rochester AMT-Free New York Municipal Fund

Oppenheimer Rochester Arizona Municipal Fund

Oppenheimer Rochester Fund Municipals

Oppenheimer Rochester Intermediate Term Municipal Fund

Oppenheimer Rochester Limited Term Municipal Fund

Oppenheimer Rochester Limited Term New York Municipal Fund

Oppenheimer Rochester Maryland Municipal Fund

Oppenheimer Rochester Massachusetts Municipal Fund

Oppenheimer Rochester Michigan Municipal Fund

Oppenheimer Rochester Minnesota Municipal Fund

Oppenheimer Rochester National Municipal Fund

Oppenheimer Rochester North Carolina Municipal Fund

Oppenheimer Rochester Ohio Municipal Fund

Oppenheimer Rochester Short Term Municipal Fund

Oppenheimer Rochester Virginia Municipal Fund

Oppenheimer Select Value Fund

Oppenheimer Small- & Mid-Cap Growth Fund

Oppenheimer Small- & Mid-Cap Value Fund

Oppenheimer U.S. Government Trust

Oppenheimer Value Fund